EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                     Contact:  Robert E. Evans
---------------------------               President and Chief Executive Officer
August 28, 2000                           (740) 373-3155



                   BOB PRICE ELECTED PEOPLES BANCORP DIRECTOR
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         Marietta, Ohio - The Board of Directors of Peoples Bancorp Inc.
(Nasdaq: PEBO) announced the election of Robert W. (Bob) Price as a Director of the Company.
         Mr. Price's directorship will begin on September 1, 2000, for a term ending April 11, 2001. It is expected Mr. Price will be nominated to continue his directorship for a 3-year term at the Annual Meeting of Peoples Bancorp shareholders on April 12, 2001.
         Mr. Price, a native of Athens, Ohio, is the President of Smith Concrete, Chesterhill Stone Company and Price Inland Terminal Company. He currently serves as Chairman-Elect for the Ohio Ready-Mix Concrete Association Board of Trustees. Early in his career, Mr. Price also worked as a territory manager for Worthington Industries in Columbus, Ohio.
         Mr. Price is also a member of various local organizations, including the Marietta YMCA Board of Directors and the Mountain State Chapter of the Young Presidents Organization. He graduated from Ohio State University in 1986 with a degree in Business Administration and currently resides in Marietta with his wife, Dana, and three daughters.
         "Bob is the key executive at several businesses which have long and substantial relationships with Peoples Bancorp," stated Robert E. Evans, President and Chief Executive Officer of Peoples Bancorp Inc. "His business relationships cover many of the same areas that we serve. Bob will be an excellent addition and will be able to expand our business and personal relationships in our communities, adding a new dimension and insight to the Board."
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, property and casualty insurance products and services. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

                                 END OF RELEASE